Issuer Free Writing Prospectus

Filed Pursuant to Rule 433 under the

Securities Act of 1933, as amended

Relating to Preliminary Prospectus

dated September 24, 2025

Registration Statement No. 333-290001

September 25, 2025

ECM 25 - 63 Investor Presentation September 2025

Disclaimer

The content of this document is for information purposes only. It contains confidential information pertaining to the business and affairs of Park Dental Partners, Inc. (along with its subsidiaries and affiliates, "we", "us", and "our"). It does not constitute an offer to sell or the solicitation of an offer to buy securities. Except as required by law or other regulatory requirements, by receiving this document, you agree to maintain the confidentiality of the information contained herein and agree that you will not reproduce or distribute such information to any other person or use such information for any purpose other than to evaluate the information described herein.

The information contained herein has been prepared in good faith but does not purport to contain all of the information that a prospective party may desire. In all cases, interested parties should conduct their own investigation and analysis of the information and data set forth in this document and satisfy themselves as to the accuracy, reliability and completeness of such information and data. We do not make any representation, warranty or undertaking, or accept any liability, as to the accuracy or completeness of the information or opinions contained in this document. No assurance can be given that any investment described herein will yield favorable investment results.

This document includes certain financial measures not presented in accordance with generally accepted accounting principles ("GAAP") including, but not limited to, EBITDA, Adjusted EBITDA, and certain ratios and other metrics derived therefrom. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing our financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that our presentation of these measures may not be comparable to similarly-titled measures used by other companies.

We believe these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in and in comparing our financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures.

This document contains statements, with words such as "will", "may" and "expects" that are "forward-looking" statements under Section 27A of the Securities Act of 1933 as amended (the "Securities Act"). Although it is believed that the expectations reflected in such forward-looking statements are generally reasonable and reflect the current views of management, such statements are inherently uncertain, and no assurance is given that such statements will ultimately prove to be correct. All phases of our operations are subject to a number of uncertainties and risks, many of which are outside its control, and any one of which, or any combination of which, could materially adversely affect our results of operations. Actual results could differ materially from such forward-looking statements. Therefore, you are cautioned not to place undue reliance on these forward-looking statements.

This presentation shall not constitute an offer to sell or a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such offer, solicitation or sale is not permitted. We have filed a registration statement on Form S-1, as amended by Amendment No. 1 to Registration Statement on Form S-1/A (Registration No. 333-290001), with the U.S. Securities and Exchange Commission (the "SEC") related to the proposed initial public offering (the "IPO") of our common stock, but such registration statement has not yet become effective. Common stock may not be sold in the proposed IPO, nor may offers to buy be accepted, prior to the time such registration statement becomes effective. The proposed IPO will be made only by means of a prospectus. Before you invest, you should read the prospectus, including the risk factors set forth therein for more complete information about us and the proposed IPO. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus may be obtained, when available, from Northland Securities, Inc., 150 South Fifth Street, Suite 3300, Minneapolis, MN 55402, Attention: Heidi Fletcher, by telephone at (612) 851-4918 or by email at hfletcher@northlandcapitalmarkets.com or from Craig-Hallum Capital Group LLC, Attention: Equity Capital Markets, 323 North Washington Ave., Minneapolis, MN 55401, by telephone at (612) 334-6300 or by email at prospectus@chlm.com.

PARK DENTAL PARTNERS
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ECM 25-63

3 ECM 25 - 63 Offering Summary Park Dental Partners, Inc. Issuer PARK (NASDAQ) Ticker / Exchange Initial Public Offering Offering Type Common Stock Securities Issued $20M Anticipated Offering Size 15% Over - allotment General corporate purposes, working capital, and growing our number of affiliates and doctors organically and inorganically Use of Proceeds Northland Capital Markets Lead Bookrunner Craig - Hallum Joint Bookrunner October 2025 Anticipated Pricing

4 ECM 25 - 63 Financial Overview

5 ECM 25 - 63 Park Dental Partners AT A GLANCE 203 Dentists $229.8M 2024A Revenue Highly Recurring Revenue $122.0M 6ME 06/30/25 Revenue 3.8% YoY Growth 713k 2024 Patient Visits 330k 2024 Active Patients (3) 85 practice locations MN / WI $19.4M 2024A Adj. EBITDA (1) 8.4% Margin $13.0M 6ME 06/30/25 Adj. EBITDA (1) 10.7% Margin 89.7% Patient Retention Rate (2) 7.9% Revenue CAGR (4) Park Dental Performance & Indicators › We are a dental resource organization (“DRO”) providing exclusive business and nonclinical support to affiliated general and multi - specialty dental practices › We seek to improve people’s lives as a leader in oral health › 100% owner - operator structure › Operational rigor and a replicable growth model has fostered strong growth since our dental practices’ inception in 1972 › Deep market penetration in existing geography and operational scale to acquire and grow in other large markets › Our focus on patients, people and performance drive our strong patient retention and long - term growth 1) Non - GAAP measure. See slide 26 for reconciliation of this non - GAAP measure to the most directly comparable GAAP measure 2) Patient retention rate is defined as the percentage of patients who remain Active Patients compared to one year prior, for the six months ended 06/30/25 3) Active patients are defined as general dentistry patients having been seen by our affiliated dental practices within the past 36 months, or last 18 months for patients under the age of 18 4) 2013A - 2024A compound annual growth rate

Investment Highlights

PARK DENTAL PARTNERS

Established Market Leader with Proven Growth Track Record

- ✓ 50+ years of dental practice operations
- ✓ 7.9% annualized revenue growth since 2013
- ✓ Among the largest independent DSOs in US by dentist count (203 doctors)

Patient-Centered Care Driving Sustainable Revenue

- ✓ Patient retention rates 89% with >300k active patients
- ✓ 97th percentile Press Ganey patient satisfaction scores
- ✓ Nationally accredited with the AAAHC

Attractive Operating Model with Margin Expansion Potential

- ✓ Scalable infrastructure enabling operating leverage as revenue grows
- ✓ Operating model is anticipated to be very attractive differentiator to private equity DSOs

Multiple Growth Vectors in Large, Fragmented Market

- ✓ $173B addressable US dental market, 70-75% still unconsolidated
- ✓ Proven dual-growth strategy through organic and inorganic growth
- ✓ Multi-specialty care drives high patient lifetime value

PARK DENTAL PARTNERS

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ECM 25-63

7 ECM 25 - 63 $173B U.S. Dental Market Market is expected to grow at a 4.9% CAGR through 2032 (1) Steady Industry Growth Among largest independent DSO based on total dentists Successful track record of scaling dentists and practice locations Market Position We can be the consolidator of choice for a fragmented industry in transition Opportunity to take incremental market share Consolidator of Choice U.S. Dental Practices (2) >135k U.S. Licensed Dentists (3) >200k Dental Support Organization (DSO) Affiliated (3) 15% Unconsolidated (3) 70 - 75% U.S. Dental Market – By the Numbers Park Dental Partners Opportunity 1) Centers for Medicare & Medicaid Services estimate as of 2023 2) U.S. Census Bureau estimates as of 2021 3) ADA Health Policy Institute estimates as of 2023 $162B $173B U.S. Dental Market (1) Patient Demand 66% of adults and 87% of children see a dentist annually (4) 62% of adults have private dental insurance (5) U.S. Dental Market Overview 4) CDC estimates as of 2018 5) ADA Health Policy Institute estimates as of 2024

8 ECM 25 - 63 Acquisitions (1) $100 $121 $129 $134 $144 $156 $167 $152 $192 $202 $224 $230 2013A 2014A 2015A 2016A 2017A 2018A 2019A 2020A 2021A 2022A 2023A 2024A 1) Acquisitions transaction types include reverse roll - in, roll - in, and standalone acquisitions Note: $ in USD Millions Park Dental Timeline 50+ YEARS OF REVENUE GROWTH 7.9% 11 - Year Revenue CAGR Revenues have grown by >$130M over the past eleven years Closed > 40 Acquisitions (1) since 2014 2 3 6 5 0 5 2 9 4 3 2

9 ECM 25 - 63 Leadership Team Christopher (“CJ”) Bernander Chief Financial Officer Pete Swenson Chief Executive Officer, Chairman Dr. Chris Steele Chief Clinical Officer, General Practices Dr. Alan Law Chief Clinical Officer, Specialty Practices Brian Zard Vice President of Operations Jason Halupnick Vice President of Business Development Jean Lind Chief Administrative Officer

Board of Directors



Dr. Todd Gerlach
Oral & Maxillofacial Surgeon, The Dental Specialists

Select Experience:
President, Minnesota Society of Oral & Maxillofacial Surgeons Board



Dr. Alan Law
Practicing Endodontist with over 25 years of dental industry and leadership experience

Select Experience:
President, The Dental Specialists
Chief Clinical Officer, Park Dental Partners
President, American Association of Endodontists
President, American Board of Endodontists



Anna Schaefer
Retired CFO with over 30 years of financial leadership

Select Experience:
Chief Accounting Officer, Northwest Airlines (now Delta Airlines)
Controller, Converge One Holdings
Former VP & CFO, Kipsu



Christopher ("Chris") Smith
Technology CEO and Venture Capital leader

Select Experience:
President & CEO, Kipsu
Partner, Coral Group



Phil Smith
Over 30 years of board, strategic advisory and operational leadership experience in the healthcare and investment banking industries.

Select Experience:
Operating Partner, Altaris
Managing Director, Kroll (formerly Duff and Phelps)
BMO Capital Markets
Piper Jaffray



Dr. Chris Steele
Practicing Dentist with over 30 years of dental industry and leadership experience

Select Experience:
President, Park Dental Group
Chief Clinical Officer, Park Dental Partners



Pete Swenson
CEO, Park Dental Partners,

Chairman

PARK DENTAL PARTNERS
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ECM 25-63

11 ECM 25 - 63 DSO 350+ 400+ 450+ 450+ ~600 ~700 700+ 1,000+ 1,100+ 1,750+ Practices 42 24 31 43 21 30 44 24 45 39 & D.C. States Privately Owned Privately Owned PE Owners Dental Services Industry Evolution 1990 2000 2010 2020 Today Private Equity consolidation Rapid development of dental technology Expansion of multispecialty practices Fragmented independent practices opportunity to provide differentiated alternatives to practices Top 10 U.S. DSOs x Significant Private Equity investment in the dental industry over the past 20 years x Evolving dental landscape has created significant challenges for independent practices to remain competitive Source: DrBicuspid

12 ECM 25 - 63 Dental Resource Organization Model 1) Source: American Dental Association Dental Resource Organization Primary Benefit: Dentists focus on clinical dentistry Benefit to Dentists Benefit to Patients Administrative Support Professional Development Work / Life Balance Equity Ownership Non - Clinical Shared Services › Billing & Collection › Training & Development › Patient Communication High Quality Care Specialty Services Network Affordability of Care Our DRO Structure Park Dental Partners supports affiliated dentists through exclusive long - term service agreements. Our consolidated financial results include the results of the affiliated, independently - owned dental practices. Independent Professional › Legacy model within the industry › As of 2023, 75% of the industry (1) › Administrative burden falls to the dentist Primary Drawback: Dentists split time between management and clinical dentistry Preferred Alternative to Private Equity

13 ECM 25 - 63 Dental Practice Landscape of Alternatives Independent Practices Private Equity Benefits to Dentists Professional Development: Back Office / Administrative Support: Dentist Ownership Benefits: Non - Clinical Shared Services: Culture & Values: Park Dental believes it offers a compelling value proposition for dentists, making it a top destination for talent

14 ECM 25 - 63 Attracting Talent and Earning Patient Loyalty Drives Growth Patients Choose Us Professionals Choose Us Quality of Care Multi - Specialty Services Technology Professionalism Community Involvement Trusted Brand Quality Patient Centered Care World - Class Support Value - Based Culture Ownership and Professional Voice Training and Development Dyad Leadership Model Long term growth in the dental industry is achieved by attracting talented dental professionals and providing high quality patient care 203 dentists with an average 10 - year tenure >3 30 k active patients with 89.7% retention rate

Exceptional Care, Loyal Patients, Scalable Platform

STABLE, GROWING MARKET

- ✓ **Commitment to highest quality care -** 97th percentile for Press Ganey patient satisfaction [1] and 2nd dental group in the nation to be accredited 46 years ago [2]
- ✓ **Focus on relevant service mix -** comprehensive dental treatment tailored to each patient's needs
- ✓ **Tools and technology -** leverage collective resources to deliver high quality, patient-center care
- ✓ **Care model drives patient retention -** preventative care model supports recurring patient visits and leads to comprehensive treatment plans
- ✓ **Brand building and market density -** Park Dental Partners' flagship brand has 52 locations in our core geography and services
- ✓ **Growing total visits -** total visits for 2023 and 2024 were 707k and 713k, respectively
- ✓ **Steady retention rate -** 89.7% underscores durable patient relationships and consistent visit flow


Park Dental
DDS

PARK DENTAL PARTNERS

1) Source: Press Ganey
2) Accreditation Association for Ambulatory Health Care
Note: Data as of December 31, 2024

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ECM 25-63

16 ECM 25 - 63 Note: Data as of December 31, 2024, except total dentists as of 06/30/25 203 total dentists 42 % growth since 2015 900+ clinical team members 10 Year average dentist tenure Attractive Model for Professionals at All Career Stages ATTRACT WORLD - CLASS TALENT 16 World Class Support Centralized IT, HR, marketing, compliance, and patient communication allows doctors to focus on clinical dentistry Excellence in Care Clinical autonomy, safety, and patient - centered culture Continued Growth and Learning Mentorship, collaboration, and leadership development Collaborative Dyad Leadership Model Pairs clinical leaders with operational leaders Ownership Opportunities Professional employee compensation plans and equity ownership Aligned Compensation Doctors are compensated in a way that supports efficiency while ensuring patients receive necessary and appropriate care

Factors Driving Future Growth

Stable, Growing Market

$173B U.S. Market [1]

3 – 5% industry CAGR [1]

>200k U.S. Licensed Dentists

Attract World-Class Talent

Differentiated operating model for dental professionals (versus private equity-backed DSOs)

Expand to >1% of U.S. dentists

Our professionals uphold our patient-centered culture

Multi-Specialty Care

>300k active patients

89% patient retention rate

Comprehensive oral healthcare

Attractive in aging U.S. demographic ("Graying of America")

High quality patient care

Organic Expansion in Current Markets

Room to grow in existing markets

- Existing practice expansion and efficiency
- de novo expansion

Historical track record of growth

M&A in New Markets

Market is 70-75% unconsolidated today [2]

Differentiated operating model anticipated to attract interest on a national level

Leveraging operating experience to expand and grow new markets

High quality of care | Patient-centered culture | Track record of growth

PARK DENTAL PARTNERS

1) Centers for Medicare & Medicaid Services ("CMS") estimates as of 2023
2) American Dental Association (ADA) Health Policy Institute estimates as of as of 2023

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ECM 25-63

Our Established Footprint

SCALE AND BUSINESS MODEL IS REPLICABLE IN NEW MARKETS


3
55
3
MN
WI
55 locations in the greater Twin Cities metro

Brand	# of locations
Park Dental [1]	57
The Dental Specialists	19
The Dental Specialists Orthodontics [2]	9
The Facial Pain Center	8
Forbes dental care	Single Office Brands
Central Minnesota Endodontics, PA	Single Office Brands
Greenview Cosmetic and Family Dentistry	Single Office Brands
Apollo Dental	Single Office Brands
Braveland Dental	Single Office Brands


Park Dental Blaine East
3.7k Avg Sq Ft / Location
3.9k Avg Active Patients / Location
$2.7M Avg Revenue / Location


2+ Avg Dentists / Location
3+ Avg Hygienists / Location

1) Park Dental location count includes Single Office and The Facial Pain Center locations due to reasons including co-location
2) The Dental Specialist – Orthodontics has six practices located within larger The Dental Specialist multispecialty practices

Note: Average active patients per location and average revenue per location as of December 31, 2024
Note: Illustrative purposes only, not to scale
Note: Locations can contain multiple brands, and map counts multiple specialty practices as one location

PARK DENTAL PARTNERS

ECM 25-63

18

Park Dental Partners M&A Strategy

- **Attract Dental Practices & Groups -** Leverage operating model and equity structure to drive interest and develop pipeline of acquisition targets
- **Create Efficiency Synergies -** Create shareholder value through acquisition synergies by reducing back-office costs, increased revenues, implementing new technologies, and expanding footprint in key markets
- **Expand Existing Markets -** Identify and selectively acquire and integrate existing practices & brands
- **Enter New Markets -** Support expansion into new markets & geographies with scale
- **Disciplined Pricing -** Buy at multiples that are accretive to shareholders

M&A Pipeline Development

- Proactive Sourcing
- Broker Listings
- Advisor Relationships

M&A Pipeline Estimated Revenue

- Qualified Targets >$250M
- Active Leads ~$150M
- Active Pursuits ~$115M

Example M&A Targets & Illustrative Acquisition Price [1]

Small Practice (1 Doctor):	$0.7M - $1.2M (5x-6x EBITDA)
Large Practice (10 Doctors):	$8M - $13M (6x-7x EBITDA)
Enterprise Practice (40 Doctors):	$30M - $45M (7x-9x EBITDA)

1) Example M&A Targets and Illustrative Acquisition Prices are based on management estimates and are provided for illustrative purposes.

PARK DENTAL PARTNERS

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ECM 25-63

Efficiently Scaling Our Business

PRACTICE / OFFICE EXPANSION

Buy

- ✓ Negotiate accretive Asset Purchase Agreement
- ✓ Focus on multi-location operating footprint
- ✓ Focus on desirable geographies with populated metro areas
- ✓ 30-year Administrative Resources Agreement
- ✓ Dentists retain equity

~$850k
Historical Average Acquisition Consideration

>40
Acquired Offices Since 2014

Build

- ✓ Leverage local market insights to secure high-traffic sites
- ✓ Increase density to drive operating and marketing efficiencies
- ✓ Instant integration into a low-cost operating structure
- ✓ Utilize our current central staff
- ✓ New dentists & hygienists are trained
- ✓ 11 new practices built since 2014

~$800k
Historical CapEx Per New Location

~6 Months
To Cash Flow Profitability

We have a proven track record of successfully executing both M&A and de novo builds, and our approach is driven by selecting the path that delivers the most compelling returns

PARK DENTAL PARTNERS

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ECM 25-63

21 ECM 25 - 63 Cost prohibitive for small practices Requires managing multiple vendors Enables high quality clinical outcomes Accelerates patient growth Technology Enables Our Growth Strategy and Margin Expansion Park Dental’s cutting - edge technology suite:

Financial Overview

23 ECM 25 - 63 Growth Formula Revenue Growth Profile › >300k Active patients › >700k Patient visits per year › 89% General practice patient retention rate › 97 th Percentile Patient satisfaction scores (Press Ganey) › 16 Acquisitions completed from 2020 – 2024 › 3.6% Increase in same practice revenue (2) 1) See slide 26 for full reconciliation from Net Income to Adjusted EBITDA 2) Dental practices operating for at least 13 full months, for the six months ended 06/30/25 Note: Financials presented include Park Dental Partners, Inc and affiliated dental practices financial results YTD Performance › $122.0M in Revenue › 10.7% EBTIDA Margin (1) $118 $112 $122 1H 2H 1H 2024 2025 $230M 2024 Revenue $234M LTM Revenue PARK revenue is driven by: › Expanding # of Dental professionals in our affiliated practices › Aligning fees with industry inflation rates › Increase efficiency and productivity at the practice level › M&A

Long-Term Target Operating Model

(% of Sales unless otherwise noted)		12 Months Ending 2023A	12 Months Ending 2024A	6 Months Ending 06/30/24	6 Months Ending 06/30/25	Long-Term Goals (4)	Drivers
Revenue		$223.5	$229.8	$117.5	$122.0		
Revenue Growth (1)		10.6%	2.8%			7.0% – 10.0%	› Acquisitions & Footprint Efficiencies
Cost of Services	Salaries & Benefits	63.7%	61.2%			< 60.0%	
Cost of Services	Dental Supplies & Laboratory Fees	7.7%	7.4%			< 7.0%	
Cost of Services	Office Occupancy	6.8%	6.8%			6.0%	› Clinical A.I. Tools › Staffing Optimization › Revenue Cycle Automation
Cost of Services	Other Practice Expenses	5.9%	5.9%			5.0%	
Cost of Services	Depreciation	3.0%	3.2%			3.0%	
General & Administrative		11.2%	11.1%			< 10.0%	
Adjusted EBITDA (2)		$19.6	$19.4	$11.6	$13.0		
Adjusted EBITDA % (2)		8.8%	8.4%	9.8%	10.7%	> 12.0%	
Leverage Ratio (3)		3.1x	3.2x		2.9x	< 3.0x	› Maintain Prudent Capital Structure

1) Annual periods reflect year-over-year growth; 6-month periods compared to prior comparable period
2) See slide 26 for full reconciliation from Net Income to Adjusted EBITDA
3) Ratio of Debt to Adjusted EBITDA
4) These are financial goals and are not representative of management projections or estimates, are based on certain assumptions by management, and are subject to revision and may change significantly due to various factors, including, but not limited to, our changing business strategy, and general industry and economic conditions

Note: $ USD in Millions
Note: 06/30/25 financials are preliminary and unaudited

PARK DENTAL PARTNERS

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25 ECM 25 - 63 100% Capital Structure Drives Stakeholder Alignment Doctor/Management Owned 81 Unique Shareholders ~5% Largest Shareholder Ownership Position 1.8M Common Outstanding Shares Capital Structure Capital Profile 5.2M Fully Diluted Shares (Includes 3.5M restricted shares that vest 25% upon IPO and 6.25% per quarter for subsequent 12 quarters) $25M Excess Liquidity (LOC, Accordion via existing credit agreement) 2.9x Debt to Adjusted EBITDA (06/30/2025) Rationale for IPO (versus Private Equity) › Permanent, flexible capital › Preserve culture and professional voice › Public status is a differentiator in growing/acquiring practices › Long - term stakeholder alignment Note: Financials presented include Park Dental Partners, Inc and affiliated dental practices financial results.

26 ECM 25 - 63 Balance Sheet 12/31/2024 Current Assets 12,579$ PP&E 30,063 COLI Life Insurance Investments 16,045 Goodwill & Intangibles 27,627 Deferred Income Taxes 18,158 Lease Assets - Right of Use 44,396 Total Assets 148,869$ Current Liabilities 31,203 Lease Liabilities 41,954 Non-Qualified Deferred Compensation 19,788 Deferred Compensation - Doctor Shareholders 47,776 Long-Term Debt 11,979 Other Long-Term Liabilities 478 Total Liabilities 153,168$ Shareholder's Equity (Deficit) (4,299) Total Liabilities and Shareholder's Equity 148,869$ Investments held in offset of non - qualified deferred compensation liability, presented at net surrender value of life insurance policies Includes $12.4M accrued payroll and benefits, $6.3M short - term lease liabilities, and $1.9M current debt Obligations of benefit plan for high - earners (Doctors, Management); offset by company - owned life insurance (COLI) investments listed in Total Assets 85 Legacy shareholder 409A plans that are fixed in value and are non - interest bearing. Payable upon departure of the organization over five years. Gross annual payouts capped at 2% of revenues. Term debt: $9.8M maturing 3/2029 Subordinated debt: $2.2M maturing 9/2037 ($ in Thousands) Note: Financials presented include Park Dental Partners, Inc and affiliated dental practices financial results

27 ECM 25 - 63 Adjusted EBITDA is defined as earnings (loss) from operations less depreciation and amortization, share based compensations, transaction costs, and one - time items. Earnings (loss) from operations excludes interest, interest expense, gain (loss) on sale of equipment, change in fair value of financial instruments and other expenses. The Company believes Adjusted EBITDA is an appropriate measure for evaluating the operating performance of the Company. Table shows the reconciliation of the unaudited Non - GAAP EBITDA and Non - GAAP Adjusted EBITDA. The unaudited figures have been derived from financials in accordance with US GAAP. 6 Months Ending 12 Months Ending 06/30/25 06/30/24 12/31/24 12/31/23 ($ in USD thousands) $4,136 $4,386 $4,363 $4,889 Net Income $1,894 $1,038 $2,853 ($3,820) Provision (Benefit) for Income Taxes $671 $703 $1,449 $1,208 Interest Expense - Net $4,611 $4,337 $8,835 $8,295 Depreciation & Amortization $1,376 $157 $416 $1,565 Restructuring Costs $329 $411 $949 $1,063 Non - Qualified Deferred Compensation - - - $6,362 Discretionary Shareholder Bonuses - $529 $529 - Share - based Compensation $13,018 $11,560 $19,394 $19,561 Adjusted EBITDA 10.7% 9.8% 8.4% 8.8% Adjusted EBITDA Percentage Adjusted EBITDA Reconciliation Note: 06/30/25 financials are preliminary and unaudited

PARKDENTALPARTNERS.COM ECM 25 - 63